SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No.1

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                          CADENCE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.0001
                         (Title of Class of Securities)

                                    12738T100
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 12738T100                                                PAGE 2 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            54,411
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            54,411
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            54,411
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 3 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            122,136
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            122,136
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            122,136
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 4 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            11,130
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            11,130
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            11,130
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 5 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            214,816
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            214,816
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            214,816
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 6 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            4,595
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            4,595
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            4,595
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 7 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            533,576
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            533,576
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            533,576
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            1.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 8 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            774,236
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            774,236
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            774,236
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            2.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 9 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            54,411
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            54,411
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            54,411
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 10 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            122,136
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            122,136
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            122,136
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 11 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            219,411
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            219,411
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            219,411
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            0.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                               PAGE 12 OF 42


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            533,576
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            533,576
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            533,576
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY
                  AMOUNT IN ROW (9)
                                            1.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 13 OF 42


-----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            774,236
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            774,236
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            774,236
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            2.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                               PAGE 14 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            774,236
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            774,236
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            774,236
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            2.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                               PAGE 15 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION United
                            States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                               PAGE 16 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 17 OF 42


 -----------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                  [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 18 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 19 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                              PAGE 20 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 21 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                               PAGE 22 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 23 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 24 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                            0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                            1,714,900
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                            0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                            1,714,900
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                            1,714,900
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                            5.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                            IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 12738T100                                                PAGE 25 OF 42


ITEM 1(a).     NAME OF ISSUER:

               Cadence Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               12481 High Bluff Drive, Suite 200
               San Diego, CA 92130

ITEM 2(a).     NAME OF PERSON FILING:

          This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

               (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

              (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

             (iii)  M. H. Davidson & Co., a New York limited partnership ("CO");

              (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

               (v)  Serena Limited, a Cayman Islands corporation ("Serena");

              (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

             (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

            (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

              (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

               (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

              (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

             (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 12738T100                                                PAGE 26 OF 42


            (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiv)  Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                    M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).     CITIZENSHIP:

               (i)  DKP - a New York limited partnership

              (ii)  DKIP - a Delaware limited partnership

             (iii)  CO - a New York limited partnership

              (iv)  DKIL - a British Virgin Islands corporation

               (v)  Serena - a Cayman Islands corporation

              (vi)  DKHF - a Delaware limited partnership

             (vii)  DKHI - a Cayman Islands corporation

            (viii)  MHD - a New York limited partnership

              (ix)  DKAI - a New York corporation

               (x)  DKIA - a Delaware limited liability company

              (xi)  DKG - a Delaware limited liability company

             (xii)  DKMP - a Delaware limited partnership

            (xiii)  DKS - a Delaware limited liability company

             (xiv)  Thomas L. Kempner, Jr. - United States

Schedule 13G
CUSIP No. 12738T100                                                PAGE 27 OF 42


              (xv)  Marvin H. Davidson - United States

             (xvi)  Stephen M. Dowicz - United States

            (xvii)  Scott E. Davidson -United States

           (xviii)  Michael J. Leffell - United States

             (xix)  Timothy I. Levart - United Kingdom & United States

              (xx)  Robert J. Brivio, Jr. - United States

             (xxi)  Eric P. Epstein - United States

            (xxii)  Anthony A. Yoseloff - United States

           (xxiii)  Avram Z. Friedman - United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          COMMON STOCK, PAR VALUE $0.0001

ITEM 2(e).     CUSIP NUMBER:

          12738T100

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

              (a)  [ ]   Broker or dealer registered under Section 15 of
                         the Act;

              (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

              (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of
\                        the Act;

              (d)  [ ]   Investment Company registered under Section 8 of the
                         Investment Company Act of 1940;

              (e)  [ ]   Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940:  see
                         Rule 13d-1(b)(1)(ii)(E);

              (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject
                         to the provisions of the Employee Retirement Income
                         Security Act of 1974 or Endowment Fund; see
                         Rule 13d-1(b)(1)(ii)(F);

              (g)  [ ]   Parent Holding Company, in accordance with
                         Rule 13d-1(b)(ii)(G);

              (h)  [ ]   Savings Associations as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

Schedule 13G
CUSIP No. 12738T100                                                PAGE 28 OF 42


              (i)  [ ]   Church Plan that is excluded from the definition of an
                         investment company under Section 3(c)(14) of the Investment Company Act of 1940;

              (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

          The Principals may be deemed to beneficially own an aggregate of 1,714,900 shares as a result of their voting and dispositive power over the 1,714,900 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

          DKIA may be deemed to beneficially own the 214,816 shares beneficially owned by DKIL and the 4,595 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 122,136 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 54,411 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 533,576 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 774,236 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

     A.   DKP

          (a)  Amount beneficially owned: 54,411

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 54,411

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 54,411

     B.   DKIP

          (a)  Amount beneficially owned: 122,136

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 122,136

Schedule 13G
CUSIP No. 12738T100                                                PAGE 29 OF 42


             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    122,136

     C.   CO

          (a)  Amount beneficially owned: 11,130

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 11,130

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 11,130


     D.   DKIL

          (a)  Amount beneficially owned: 214,816

          (b)  Percent of class: 0.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 214,816

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    214,816

     E.   Serena

          (a)  Amount beneficially owned: 4,595

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 4,595

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 4,595

Schedule 13G
CUSIP No. 12738T100                                                PAGE 30 OF 42


     F.   DKHF

          (a)  Amount beneficially owned: 533,576

          (b)  Percent of class: 1.8%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 533,576

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    533,576

     G.   DKHI

          (a)  Amount beneficially owned: 774,236

          (b)  Percent of class: 2.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 774,236

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    774,236

     H.   MHD

          (a)  Amount beneficially owned: 54,411

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 54,411

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition: 54,411

Schedule 13G
CUSIP No. 12738T100                                                PAGE 31 OF 42


     I.   DKAI

          (a)  Amount beneficially owned: 122,136

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 122,136

             (iii)  sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    122,136

     J.   DKIA

          (a)  Amount beneficially owned: 219,411

          (b)  Percent of class: 0.8%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 219,411

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    219,411

     K.   DKG

          (a)  Amount beneficially owned: 533,576

          (b)  Percent of class: 1.8%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 533,576

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    533,576

Schedule 13G
CUSIP No. 12738T100                                                PAGE 32 OF 42


     L.   DKMP

          (a)  Amount beneficially owned: 774,236

          (b)  Percent of class: 2.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 774,236

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    774,236

     M.   DKS

          (a)  Amount beneficially owned: 774,236

          (b)  Percent of class: 2.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 774,236

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    774,236

     N.   Thomas L. Kempner, Jr.

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

Schedule 13G
CUSIP No. 12738T100                                                PAGE 33 OF 42


     O.   Marvin H. Davidson

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     P.   Stephen M. Dowicz

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     Q.   Scott E. Davidson

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

Schedule 13G
CUSIP No. 12738T100                                                PAGE 34 OF 42


     R.   Michael J. Leffell

          (a)  Amount beneficially owned. 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     S.   Timothy I. Levart

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     T.   Robert J. Brivio, Jr.

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

Schedule 13G
CUSIP No. 12738T100                                                PAGE 35 OF 42


     U.   Eric P. Epstein

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     V.   Anthony A. Yoseloff

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

     W.   Avram Z. Friedman

          (a)  Amount beneficially owned: 1,714,900

          (b)  Percent of class: 5.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,714,900

             (iii)  sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,714,900

Schedule 13G
CUSIP No. 12738T100                                                PAGE 36 OF 42


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 4.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 12738T100                                                PAGE 37 OF 42


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008            DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     SERENA LIMITED
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

Schedule 13G
CUSIP No. 12738T100                                                PAGE 38 OF 42


                                     DAVIDSON KEMPNER HEALTHCARE FUND LP
                                     By:  DK Group LLC,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DAVIDSON KEMPNER HEALTHCARE
                                     INTERNATIONAL LTD.
                                     By:  DK Management Partners LP,
                                     its Investment Manager
                                     By:  DK Stillwater GP LLC,
                                     its general partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: President

                                     DAVIDSON KEMPNER INTERNATIONAL
                                     ADVISORS, L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DK GROUP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

Schedule 13G
CUSIP No. 12738T100                                                PAGE 39 OF 42


                                     DK MANAGEMENT PARTNERS LP
                                     By:  DK Stillwater GP LLC,
                                     its general partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DK STILLWATER GP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     -------------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     -------------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     -------------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     -------------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     -------------------------------------------
                                     Timothy I. Levart

                                     /s/ Robert J. Brivio, Jr.
                                     -------------------------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     -------------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     -------------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     -------------------------------------------
                                     Avram Z. Friedman

Schedule 13G
CUSIP No. 12738T100                                                PAGE 40 OF 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008            DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

Schedule 13G
CUSIP No. 12738T100                                                PAGE 41 OF 42


                                     SERENA LIMITED
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DAVIDSON KEMPNER HEALTHCARE FUND LP
                                     By:  DK Group LLC,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DAVIDSON KEMPNER HEALTHCARE
                                     INTERNATIONAL LTD.
                                     By:  DK Management Partners LP,
                                     its Investment Manager
                                     By:  DK Stillwater GP LLC,
                                     its general partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: President

                                     DAVIDSON KEMPNER INTERNATIONAL
                                     ADVISORS, L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

Schedule 13G
CUSIP No. 12738T100                                                PAGE 42 OF 42


                                     DK GROUP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DK MANAGEMENT PARTNERS LP
                                     By:  DK Stillwater GP LLC,
                                     its general partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     DK STILLWATER GP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title: Executive Managing Member

                                     /s/ Thomas L. Kempner, Jr.
                                     -----------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     -----------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     -----------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     -----------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     -----------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     -----------------------------------------
                                     Timothy I. Levart

                                     /s/ Robert J. Brivio, Jr.
                                     -----------------------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     -----------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     -----------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     -----------------------------------------
                                     Avram Z. Friedman